Exhibit 99.1

NEWS RELEASE

Allergan and Paratek Announce Positive Results From Two Phase 3 Trials of Sarecycline for the Treatment of Moderate to Severe Acne

Program on Track for FDA Submission in the Second Half  of 2017

Dublin, Ireland, Boston, MA - March 27, 2017 – Allergan plc, (NYSE: AGN), a leading global pharmaceutical company and Paratek Pharmaceuticals, Inc. (Nasdaq: PRTK), a biopharmaceutical company focused on the development and commercialization of innovative therapies based upon tetracycline chemistry, announced that two (2) Phase 3 trials of sarecycline for the treatment of moderate to severe acne met their 12 week primary efficacy endpoints. Sarecycline is a once-daily, oral, narrow spectrum tetracycline-derived antibiotic with anti-inflammatory properties for the potential treatment of moderate to severe acne in the community setting.  Based on these data, Allergan plans to file a New Drug Application (NDA) to the U.S. Food & Drug Administration (FDA) in the second half of this year.

“The positive efficacy results observed in the pivotal phase 3 clinical trials indicate that sarecycline can be an effective treatment option for patients with moderate to severe acne.” said David Nicholson, Chief Global Research & Development Officer at Allergan. “We look forward to submitting a new drug application for sarecycline and bringing to market a potential new option for physicians treating patients with acne.”

“We are pleased with the results of the sarecycline Phase 3 program and Allergan’s intention to move ahead with an NDA submission for approval in the U.S. by the end of 2017,” said Evan Loh, M.D., President, Chief Operating Officer and Chief Medical Officer, Paratek.  “Sarecycline is a narrow spectrum antibiotic, which we believe can offer meaningful clinical benefits for patients afflicted with acne.”

About SC1401 and SC1402

Both SC1401 & SC1402 were designed to be replicative phase 3 randomized, multicenter, double-blind, placebo-controlled studies to evaluate the efficacy and safety of 1.5 mg/kg per day of sarecycline compared to placebo in the treatment of moderate to severe acne.

The primary objective was to evaluate the efficacy and safety of oral sarecycline 1.5 mg/kg per day compared to placebo in treating inflammatory acne lesions in subjects with moderate to severe acne based on Investigators Global Assessment (IGA) scale score and inflammatory lesion counts. Patients were randomized (1:1) into two treatment groups to receive either sarecycline tablets (60 mg, 100 mg and 150 mg, providing a dose of 1.5 mg/kg/day) or placebo once a day for 12 weeks.

Sarecycline was statistically significantly (p < 0.004) superior to placebo with respect to  primary efficacy endpoints. The most common adverse events (>2%) reported in the sarecycline group were nausea (3.2%), nasopharyngitis (2.8%), and headache (2.8%). The rate of discontinuation due to adverse events among sarecycline-treated patients in the two studies combined was 1.4%.

About Allergan plc

Allergan plc (NYSE: AGN), headquartered in Dublin, Ireland, is a bold, global pharmaceutical company and a leader in a new industry model – Growth Pharma. Allergan is focused on developing, manufacturing and commercializing branded pharmaceuticals, devices and biologic products for patients around the world.

Allergan markets a portfolio of leading brands and best-in-class products for the central nervous system, eye care, medical aesthetics and dermatology, gastroenterology, women's health, urology and anti-infective therapeutic categories.

Allergan is an industry leader in Open Science, the Company’s R&D model, which defines our approach to identifying and developing game-changing ideas and innovation for better patient care. This approach has led to Allergan building one of the broadest development pipelines in the pharmaceutical industry with 70+ mid-to-late stage pipeline programs in development.

Our Company’s success is powered by our more than 16,000 global colleagues’ commitment to being Bold for Life. Together, we build bridges, power ideas, act fast and drive results for our customers and patients around the world by always doing what is right.

With commercial operations in approximately 100 countries, Allergan is committed to working with physicians, healthcare providers and patients to deliver innovative and meaningful treatments that help people around the world live longer, healthier lives every day.

For more information, visit Allergan's website at www.Allergan.com

About Paratek Pharmaceuticals, Inc.

Paratek Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of innovative therapies based upon its expertise in novel tetracycline chemistry. Paratek's lead product candidate, omadacycline, is the first in a new class of tetracyclines known as aminomethylcyclines, with broad-spectrum activity against Gram-positive, Gram-negative and atypical bacteria. In June 2016, Paratek announced positive efficacy data in a Phase 3 registration study in acute bacterial skin and skin structure infections (ABSSSI) demonstrating the efficacy and safety of intravenous (IV) to once-daily oral omadacycline compared to linezolid.  A Phase 3 registration study for community-acquired bacterial pneumonia (CABP) comparing IV-to-once-daily oral omadacycline to IV-to-oral moxifloxacin was initiated in November 2015 and completed enrollment in January 2017. Paratek will report top-line data from this study early in the second quarter of 2017. A Phase 3 registration study in ABSSSI comparing once-daily oral-only dosing of omadacycline to twice-daily oral-only dosing of linezolid was initiated in August 2016.  Top-line data from this study are expected as early as the second quarter of 2017.  A Phase 1B study in uncomplicated urinary tract infections (UTI) was initiated in May 2016 and positive top-line PK proof-of-principle data were reported in November 2016.  The company plans to begin enrolling patients in a proof-of-concept Phase 2 study in complicated UTI as early as the fourth quarter of 2017. Omadacycline has been granted Qualified Infectious Disease Product designation and Fast Track status by the U.S. Food and Drug Administration for several indications.

In October 2016, Paratek announced a new cooperative research effort with the U.S. Army Medical Research Institute of Infectious Diseases (USAMRIID) to study omadacycline against pathogenic agents causing infectious diseases of public health and biodefense importance. These studies are designed to confirm dosing regimens and assess efficacy of omadacycline against biodefense pathogens, including Yersinia pestis (plague) and Bacillus anthracis (anthrax).

Omadacycline is a new once-daily oral and IV, well-tolerated broad spectrum antibiotic being developed for use as empiric monotherapy for patients suffering from serious community-acquired bacterial infections, such as acute bacterial skin and skin structure infections, community-acquired bacterial pneumonia, urinary tract infections and other community-acquired bacterial infections, particularly when antibiotic resistance is of concern to prescribing physicians.

Paratek's second Phase 3 product candidate, sarecycline, is a well-tolerated, once-daily, oral, narrow spectrum tetracycline-derived antibiotic with potent anti-inflammatory properties for the potential treatment of acne and rosacea in the community setting.  Allergan owns the U.S. rights for the development and commercialization of sarecycline. Paratek retains all ex-U.S. rights.  For more information, visit www.paratekpharma.com.

Forward Looking Statements

This press release contains forward-looking statements including statements related to our overall strategy, product candidates, clinical trials, prospects and expected results,

including statements about the timing of advancing the clinical and regulatory program for sarecycline.  All statements, other than statements of historical facts, included in this press release are forward-looking statements, and are identified by words such as "advancing," "believe," "expect," "well positioned," "look forward," "anticipated," "continued," and other words and terms of similar meaning. These forward-looking statements are based upon our current expectations and involve substantial risks and uncertainties.  We may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in our forward-looking statements and you should not place undue reliance on these forward-looking statements.  Our actual results and the timing of events could differ materially from those included in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to (i) our need for substantial additional funding to complete the development and commercialization of our product candidates, (ii) our ability to raise the capital to do so, (iii) our ability to develop our drug candidates for potential commercialization, (iv) the advancement of omadacycline Phase 3 trials for ABSSSI and CABP, (v) the potential for omadacycline to be successfully developed for use as a first-line empiric monotherapy for patients suffering from serious community-acquired bacterial infections, (vi) the potential of omadacycline to become the primary antibiotic choice of physicians for the treatment of serious community-acquired bacterial infections, (vii) the ability of our supply chain to provide adequate supply to satisfy our clinical and commercial demand (viii) the potential use and effectiveness of sarecycline for the treatment of acne and rosacea in the community setting, and (ix) risks that sarecycline data to date and trends may not be predictive of future results, risks related to the conduct of our clinical trials, and risks that our clinical trials and product candidates do not receive regulatory approval.  These and other risk factors are discussed under "Risk Factors" and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2015, and our other filings with the Securities and Exchange Commission.  We expressly disclaim any obligation or undertaking to update or revise any forward-looking statements contained herein.

Allergan Forward-Looking Statement

Statements contained in this press release that refer to future events or other non-historical facts are forward-looking statements that reflect Allergan's current perspective of existing trends and information as of the date of this release. Except as expressly required by law, Allergan disclaims any intent or obligation to update these forward-looking statements. Actual results may differ materially from Allergan's current expectations depending upon a number of factors affecting Allergan's business. These factors include, among others, the difficulty of predicting the timing or outcome of FDA approvals or actions, if any; the impact of competitive products and pricing; market acceptance of and continued demand for Allergan's products; difficulties or delays in manufacturing; and other risks and uncertainties detailed in Allergan's periodic public filings with the Securities and Exchange Commission, including but not limited to Allergan's Annual Report on Form 10-K for the year ended December 31, 2016. Except as expressly required by law, Allergan disclaims any intent or obligation to update these forward-looking statements.

CONTACTS:

PARATEK:

Media:	Investors:
Michael Lampe Scient Public Relations	Hans Vitzthum LifeSci Advisors, LLC.
(484) 575-5040	212-915-2568
michael@scientpr.com

ALLERGAN:

Media:	Investors:
Mark Marmur	Karina Calzadilla
862 - 261-7558	862- 261- 7558